PRIVATE AND CONFIDENTIAL [Name]	Shell plc Shell Centre London SE1 7NA United Kingdom www.shell.com
Dear [DIRECTOR]
Role as Non-Executive Director
I refer to the letter dated [DATE], and subsequent variation dated [DATE], regarding your appointment as a Non-executive Director of Shell plc, included as an appendix. This is to confirm that the term of appointment referred to in the letter dated [DATE] is varied as set out below. This variation is subject to annual reappointment by shareholders.

Term of Appointment
Delete paragraph 1(A) and replace with the following:
(A) Your term as a Non-executive Director will be until the close of business of the [YEAR] Annual General Meeting.

Please sign, date and return this letter by way of acceptance of its terms.
If you have any questions regarding the above, please contact Sean Ashley, Company Secretary.
Yours sincerely

Sir Andrew Mackenzie
Chair

I, [NAME] accept the terms of appointment as set out above. .................................................……………………….
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